Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-178960

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Buffered Return Optimization Securities with Leveraged Downside linked to the iShares® MSCI EAFE Index Fund due January 5, 2015	$19,000,000.00	$2,591.60

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated January 11, 2012 and Product Supplement dated June 26, 2013)

UBS AG $19,000,000 Buffered Return Optimization Securities with Leveraged Downside

Linked to the iShares® MSCI EAFE Index Fund due January 5, 2015

Investment Description

UBS AG Buffered Return Optimization Securities with Leveraged Downside (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS”) linked to shares of the iShares® MSCI EAFE Index Fund (the “underlying equity”). If the underlying return is positive, UBS will repay your principal amount at maturity plus pay a return equal to 1.50 times the underlying return, up to the maximum gain of 16.74%. If the underlying return is zero or negative but the underlying equity declines by a percentage equal to or less than the 20% buffer amount, UBS will repay the full principal amount at maturity. However, if the underlying return is negative and the underlying equity declines by a percentage more than the 20% buffer amount, UBS will repay less than the full principal amount at maturity resulting in a loss on your investment that is equal to (i) the downside multiplier multiplied by (ii) the percentage decline in the price of the underlying equity in excess of the 20% buffer amount. Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose some or all of your principal amount if the underlying equity declines by more than 20%. The buffered downside market exposure to the underlying equity is buffered only at maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Issuer. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑

Enhanced Growth Potential: At maturity, the Securities enhance any positive underlying return up to the maximum gain. If the underlying return is negative, investors may be exposed to the negative underlying return at maturity.

❑

Buffered Downside Market Exposure: If you hold the Securities to maturity and the underlying return is zero or negative, but the underlying equity declines by a percentage equal to or less than the 20% buffer amount, UBS will repay your initial investment in the Securities. However, if the underlying equity declines by a percentage more than the 20% buffer amount, UBS will pay you less than your initial investment, resulting in a loss that is equal to (i) the downside multiplier multiplied by (ii) the percentage decline in the underlying equity in excess of the buffer amount. Accordingly, you could lose all or a significant portion of your initial investment. The downside market exposure to the underlying equity is buffered only at maturity. Any payment on the Securities, including any repayment of your initial investment, is subject to the creditworthiness of UBS.

Key Dates

Trade Date**	June 26, 2013
Settlement Date**	July 3, 2013
Final Valuation Date*	December 29, 2014
Maturity Date*	January 5, 2015

*	Subject to postponement in the event of a market disruption event. See “Maturity Date” and “Final Valuation Date” under “General Terms of the Securities” in the Buffered Return Optimization Securities with Leveraged Downside product supplement.

**	We expect to deliver the Securities against payment on or about the fifth business day following the trade date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities in the secondary market on any date prior to three business days before delivery of the Securities will be required, by virtue of the fact that each Security initially will settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. UBS IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY. THE SECURITIES CAN HAVE A LEVERAGED DOWNSIDE MARKET RISK GREATER THAN THE PERCENTAGE DECLINE IN THE PRICE OF THE UNDERLYING EQUITY, SUBJECT TO THE BUFFER AMOUNT, WHICH CAN RESULT IN A LOSS OF ALL OR A SIGNIFICANT PORTION OF YOUR INVESTMENT AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-15 OF THE BUFFERED RETURN OPTIMIZATION SECURITIES WITH LEVERAGED DOWNSIDE PRODUCT SUPPLEMENT BEFORE PURCHASING THE SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES.

Security Offering

These terms relate to Buffered Return Optimization Securities with Leveraged Downside linked to shares of the iShares® MSCI EAFE Index Fund. The return on the Securities is subject to, and will not exceed, the “maximum gain” or the corresponding “maximum payment at maturity per Security”.

Underlying Equity	Ticker	Multiplier	Maximum Gain	Maximum Payment at Maturity per Security	Initial Price	Buffer Amount	Downside Multiplier	CUSIP	ISIN
iShares® MSCI EAFE Index Fund	EFA	1.50	16.74%	$1,167.40	$57.97	20%	1.25	90271L163	US90271L1632

The estimated initial value of the Securities as of the trade date is $989.50 for Securities linked to the iShares® MSCI EAFE Index Fund. The estimated initial value of the Securities was determined on the date of this pricing supplement by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 5 and 6 of this pricing supplement.

See “Additional Information about UBS and the Securities” on page 2. The Securities will have the terms specified in the Buffered Return Optimization Securities with Leveraged Downside (“Buffered ROS with Leveraged Downside”) product supplement relating to the Securities, dated June 26, 2013, the accompanying prospectus and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement, the Buffered ROS with Leveraged Downside product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

	Issue Price to Public	Underwriting Discount	Proceeds to UBS AG
Per Security	$1,000.00	$0.00	$1,000.00
Total	$19,000,000.00	$0.00	$19,000,000.00

UBS Securities LLC	UBS Investment Bank
Pricing Supplement dated June 26, 2013

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for various securities we may offer, including the Securities), with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you the prospectus and the Buffered ROS with Leveraged Downside product supplement if you so request by calling toll-free 877-387-2275

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Product supplement for Buffered Return Optimization Securities with Leveraged Downside dated June 26, 2013:

http://www.sec.gov/Archives/edgar/data/1114446/000119312513272217/d559911d424b2.htm

♦	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this pricing supplement, “Securities” refer to the Buffered Return Optimization Securities with Leveraged Downside that are offered hereby, unless the context otherwise requires. Also, references to the “Buffered ROS with Leveraged Downside product supplement” mean the UBS product supplement, dated June 26, 2013, and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 11, 2012.

This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 5 and in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦

You can tolerate a loss of all or a substantial portion of your initial investment and are willing to make an investment that may have a levered downside market risk greater than the downside market risk of an investment in the underlying equity, subject to the buffer amount at maturity.

♦	You believe the underlying equity will appreciate over the term of the Securities and that the appreciation is unlikely to exceed an amount equal to the maximum gain of 16.74%.

♦	You understand and accept that your potential return is limited to the maximum gain and you are willing to invest in the Securities based on the maximum gain of 16.74%.

♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the underlying equity.

♦	You do not seek current income from your investment and are willing to forgo dividends paid on the underlying equity.

♦	You are willing to hold the Securities to maturity, a term of approximately 18 months, and accept that there may be little or no secondary market for the Securities.

♦

You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

♦

You understand that the estimated initial value of the Securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦	You require an investment designed to guarantee a full return of principal at maturity.

♦

You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have a levered downside market risk greater than the downside market risk of an investment in the underlying equity, subject to the buffer amount at maturity.

♦

You believe that the price of the underlying equity will decline during the term of the Securities and the final price will likely decline below the initial price by a percentage that is more than the buffer amount, or you believe the underlying equity will appreciate over the term of the Securities by more than the maximum gain of 16.74%.

♦	You seek an investment that has unlimited return potential without a cap on appreciation and you are unwilling to invest in the Securities based on the maximum gain of 16.74%.

♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the underlying equity.

♦	You seek current income from this investment and are unwilling to forgo dividends paid on the underlying equity.

♦	You are unable or unwilling to hold the Securities to maturity, a term of approximately 18 months, or you seek an investment for which there will be an active secondary market.

♦	You are not willing to assume the credit risk of UBS for all payments under the Securities.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” beginning on page 5 of this pricing supplement and the more detailed “Risk Factors” beginning on PS-15 of the Buffered ROS with Leveraged Downside product supplement for risks related to an investment in the Securities.

Final Terms

Issuer	UBS AG, London Branch
Principal Amount	$1,000.00 per Security
Term	Approximately 18 months.
Underlying Equity	The shares of the iShares® MSCI EAFE Index Fund.
Maximum Gain	16.74%
Multiplier	1.50
Buffer Amount	20%
Payment at Maturity (per Security)

If the underlying return is positive, UBS will pay you an amount in cash per Security equal to:

$1,000.00 + [$1,000.00 × the lesser of:

(1.50 x Underlying Return) and (Maximum Gain)]

If the underlying return is zero or negative, but the underlying equity declines by a percentage equal to or less than the buffer amount, UBS will pay you an amount in cash per Security equal to your principal amount:

$1,000.00

If the underlying return is negative and the underlying equity declines by a percentage more than the buffer amount, UBS will pay you an amount per Security that is less than your principal amount resulting in a loss on your investment that is equal to (i) the downside multiplier multiplied by (ii) the negative underlying return in excess of the buffer amount:

$1,000.00 + [$1,000.00 x 1.25 x

(Underlying Return + Buffer Amount)]

In this case you could lose all or a significant portion of your principal amount.

Underlying Return	Final Price – Initial Price Initial Price
Initial Price	$57.97, which is the closing price of the underlying equity on the trade date.
Final Price	The closing price of the underlying equity on the final valuation date.

Investment Timeline

Trade date	The initial price is observed. The maximum gain is set.

Maturity Date

The final price is observed on the final valuation date and the underlying return is calculated.

If the underlying return is positive, UBS will pay you an amount in cash per Security equal to:

$1,000 + [$1,000 × the lesser of:

(1.50 x Underlying Return) and

(Maximum Gain)]

If the underlying return is zero or negative, but the underlying equity declines by a percentage equal to or less than the buffer amount, UBS will pay you an amount in cash per Security equal to your principal amount:

$1,000.00

If the underlying return is negative and the underlying equity declines by a percentage more than the buffer amount, UBS will pay you an amount per Security that is less than your principal amount resulting in a loss on your investment that is equal to (i) the downside multiplier multiplied by (ii) the negative underlying return in excess of the buffer amount:

$1,000.00 + [$1,000.00 x 1.25 x

(Underlying Return + Buffer Amount)]

In this case, you will suffer a loss on your initial investment in an amount 1.25 times greater than the negative underlying return in excess of the buffer amount. Accordingly, you could lose all or a significant portion of your principal amount.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. THE SECURITIES DO NOT PAY INTEREST. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. THE DOWNSIDE MARKET EXPOSURE TO THE UNDERLYING EQUITY IS BUFFERED ONLY AT MATURITY. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IF THE ISSUER WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the Buffered ROS with Leveraged Downside product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦

Risk of loss — The Securities differ from ordinary debt securities in that the issuer will not make periodic interest payments or necessarily pay the full principal amount of the Securities at maturity. UBS will only repay you the full principal amount of your Securities if the underlying return is equal to or greater than -20% and will only make such payment at maturity. If the underlying return is less than -20%, meaning the underlying equity has declined by a percentage more than the 20% buffer amount, you will lose all or a significant portion of your initial investment in an amount equal to the downside multiplier multiplied by that negative underlying return in excess of the buffer amount. Accordingly, you may lose all or a significant portion of your initial investment if the underlying equity declines by more than 20%.

♦

Buffered downside market exposure applies only if you hold the Securities to maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of the underlying equity at such time is not below the initial price by a percentage greater than the buffer amount.

♦

The multiplier applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the multiplier or the Securities and the return you realize may be less than 1.50 times the underlying return even if such return is positive and does not exceed the maximum gain. You can receive the full benefit of the multiplier and earn the potential maximum return from UBS only if you hold your Securities to maturity.

♦

Your potential return on the Securities is limited to the maximum gain — The return potential of the Securities is limited to the maximum gain of 16.74%. Therefore, you will not benefit from any positive underlying return in excess of an amount that, when multiplied by the multiplier, exceeds the maximum gain and your return on the Securities may be less than it would be in a direct investment in the underlying equity.

♦	No interest — You will not receive any periodic interest payments on the Securities.

♦

No dividend payments — You will not receive any dividend payments or other distributions on the underlying equity (and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Securities).

♦

Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.

♦

Market risk — The price of the underlying equity can rise or fall sharply due to factors specific to that underlying equity or the securities constituting the assets of the underlying equity. These factors may include price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically by the underlying equity with the SEC.

♦	Fair value considerations.

♦

The issue price you pay for the Securities exceeds their estimated initial value — The issue price you pay for the Securities exceeds their estimated initial value as of the trade date due to the inclusion in the issue price of hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we have determined the estimated initial value of the Securities by reference to our internal pricing models and it is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the Securities incorporate certain variables, including the price, volatility and expected dividends on underlying equity, prevailing interest rates, the term of the Securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Securities to you. Due to these factors, the estimated initial value of the Securities as of the trade date is less than the issue price you pay for the Securities.

♦

The estimated initial value is a theoretical price; the actual price that you may be able to sell your Securities in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Securities at any time will vary based on many factors, including the factors described above and in “— Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Securities determined by reference to our internal pricing models. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦

Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Securities as of the trade date — We may determine the economic terms of the Securities, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Securities cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Securities as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Securities.

♦	Limited or no secondary market and secondary market price considerations.

♦

There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and its affiliates may make a market in the Securities, although they are not required to do so and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦

The price at which UBS Securities LLC and its affiliates may offer to buy the Securities in the secondary market (if any) may be greater than UBS’ valuation of the Securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Securities, UBS Securities LLC or its affiliates may offer to buy or sell such Securities at a price that exceeds (i) our valuation of the Securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Market (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Securities. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦

Price of Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity; the volatility of the underlying equity; the dividend rate paid on the underlying equity; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Securities.

♦

Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Securities in any secondary market.

♦

No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the price of the underlying equity will rise or fall. There can be no assurance that the price of the underlying equity will rise above the initial price or that the final price will not decline below the initial price by a percentage more than the buffer amount. The final price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying equity or the securities constituting the assets of the underlying equity. You should be willing to accept the risks of owning equities in general and the underlying equity in particular, and the risk of losing all or a significant portion of your initial investment.

♦

There is no affiliation between UBS and the issuers of the constituent stocks of the underlying equity (the “underlying equity constituent stock issuers”), and UBS is not responsible for any disclosure by such issuers — We are not affiliated with the underlying equity constituent stock issuers. However, we and our affiliates may currently or from time to time in the future engage in business with the underlying equity constituent stock issuers. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the underlying equity or the underlying equity constituent stock issuers. You, as an investor in the Securities, should make your own investigation into the underlying equity and the underlying equity constituent stock issuers. The underlying equity constituent stock issuers are not involved in the Securities offered hereby in any way and have no obligation of any sort with respect to your Securities. The underlying equity constituent stock issuers have no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦

The value of the underlying equity may not completely track the value of the securities in which such exchange traded fund invests — The underlying equity is an exchange traded fund, and although the trading characteristics and valuations of such underlying equity will usually mirror the characteristics and valuations of the securities in which such exchange traded fund invests, its value may not completely track the value of such securities. The value of the underlying equity will reflect transaction costs and fees that the securities in which that exchange traded fund invests do not have. In addition, although the underlying equity may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for such underlying equity or that there will be liquidity in the trading market.

♦

Fluctuation of NAV — The net asset value (the “NAV”) of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s securities holdings. The market prices of the underlying equity may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of the underlying equity may differ from its NAV per share; the underlying equity may trade at, above or below its NAV per share.

♦

Failure of the underlying equity to track the level of the underlying index — The underlying equity is an exchange traded fund. Such underlying equity is designed and intended to track the level of a specific index (an “underlying index”), but various factors, including fees and other transaction costs, may prevent the underlying equity from correlating exactly with changes in the level of such underlying index. Accordingly, the performance of the underlying equity may not be equal to the performance of its underlying index.

♦

There are risks associated with currency exchange rates — The iShares® MSCI EAFE Index Fund (“EFA Fund”) invests in securities that are traded and quoted in foreign currencies on non-U.S. markets. Therefore, holders of the Securities linked to the EFA Fund will be exposed to currency exchange rate risk with respect to the currencies in which such securities trade. The values of the currencies of the countries in which the EFA Fund may invest may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. An investor’s net exposure will depend on the extent to which the relevant non-U.S. currencies strengthen or weaken against the U.S. dollar and the relative weight of each non-U.S. security in the portfolio of the EFA Fund. If, taking into account such weighting, the U.S. dollar strengthens against the relevant non-U.S. currencies, the value of securities in which the EFA Fund invests will be adversely affected and the value of the Securities may decrease.

♦

There are risks associated with non-U.S. securities — The Securities linked to the EFA Fund are subject to risks associated with non-U.S. securities markets. An investment in securities linked directly or indirectly to the value of securities issued by non-U.S. companies involves particular risks. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Finally, it will likely be more costly and difficult to enforce the laws or regulations of a non-U.S. country or exchange.

♦

Owning the Securities is not the same as owning the underlying equity — The return on your Securities may not reflect the return you would realize if you actually owned the underlying equity. For instance, you will not receive or be entitled to receive any voting rights, dividend payments or other distributions during the term of the Securities, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Securities.

♦

Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying equity and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying equity, may adversely affect the price of the underlying equity and, therefore, the market value of the Securities.

♦

The calculation agent can make adjustments that affect the payment to you at maturity — For certain corporate events affecting the underlying equity, the calculation agent may make adjustments to the initial price of the underlying equity. However, the calculation agent will not make an adjustment in response to all events that could affect the underlying equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the product supplement as necessary to achieve an equitable result. Following a delisting or discontinuance of the underlying equity, the amount you receive at maturity may be based on a share of another exchange traded fund. The occurrence of these events and the consequent adjustments may materially and adversely affect the value of the Securities. For more information, see the section “General Terms of the Securities — Antidilution Adjustments” and “General Terms of the Securities — Delisting, Discontinuance or Modification of an ETF” in the Buffered ROS with Leveraged Downside product supplement. Regardless of any of the events discussed above, any payment on the Securities is subject to the creditworthiness of UBS.

♦

Potential conflict of interest — UBS and its affiliates may engage in business with the issuer of the underlying equity, or the issuers of securities constituting assets of the underlying equity issuer, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. As UBS determines the economic terms of the Securities, including the maximum gain, buffer amount, multiplier and downside multiplier, and such terms include hedging costs, issuance costs and projected profits, the Securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

♦

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying equity to which the Securities are linked.

♦

Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation of $0.00 per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Securities in the secondary market.

♦

Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your own tax situation. See “What Are the Tax Consequences of the Securities” beginning on page 10.

Hypothetical Examples and Return Table of the Securities at Maturity

The examples and tables below illustrate the Payment at Maturity for a $1,000.00 Security on a hypothetical offering of the Securities, with the following assumptions (amounts may have been rounded for ease of reference):

Investment Term:	Approximately 2 years
Initial Price:	$57.97
Buffer Amount:	20%
Downside Multiplier:	1.25
Multiplier:	1.50
Maximum Gain:	16.74%
Range of Index Performance:*	75% to -75%

*	The performance range is provided for illustrative purposes only. The actual underlying return may be below -75% and you therefore may lose up all or a significant portion of your investment in the Securities.

Final Price	Underlying Return*	Payment at Maturity	Security Total Return at Maturity
$101.45	75.00%	$1,167.40	16.74%
$98.55	70.00%	$1,167.40	16.74%
$95.65	65.00%	$1,167.40	16.74%
$92.75	60.00%	$1,167.40	16.74%
$89.85	55.00%	$1,167.40	16.74%
$86.96	50.00%	$1,167.40	16.74%
$84.06	45.00%	$1,167.40	16.74%
$81.16	40.00%	$1,167.40	16.74%
$78.26	35.00%	$1,167.40	16.74%
$75.36	30.00%	$1,167.40	16.74%
$72.46	25.00%	$1,167.40	16.74%
$69.56	20.00%	$1,167.40	16.74%
$66.67	15.00%	$1,167.40	16.74%
$64.44	11.16%	$1,167.40	16.74%
$60.87	5.00%	$1,075.00	7.50%
$57.97	0.00%	$1,000.00	0.00%
$55.07	-5.00%	$1,000.00	0.00%
$52.17	-10.00%	$1,000.00	0.00%
$49.27	-15.00%	$1,000.00	0.00%
$46.38	-20.00%	$1,000.00	0.00%
$43.48	-25.00%	$937.50	-6.25%
$40.58	-30.00%	$875.00	-12.50%
$37.68	-35.00%	$812.50	-18.75%
$34.78	-40.00%	$750.00	-25.00%
$31.88	-45.00%	$687.50	-31.25%
$28.99	-50.00%	$625.00	-37.50%
$26.09	-55.00%	$562.50	-43.75%
$23.19	-60.00%	$500.00	-50.00%
$20.29	-65.00%	$437.50	-56.25%
$17.39	-70.00%	$375.00	-62.50%
$14.49	-75.00%	$312.50	-68.75%

Example 1 — On the final valuation date, the underlying equity closes 5% above the initial price. Since the underlying return is positive and when multiplied by the multiplier is less than the maximum gain, UBS will pay you 1.50 × the underlying return, or a 7.50% total return, and the payment at maturity per $1,000.00 principal amount of the Securities will be calculated as follows:

$1,000.00 + ($1,000.00 × 1.50 × 5%) = $1,000.00 + $75.00 = $1,075.00

Example 2 — On the final valuation date, the underlying equity closes 35% above the initial price. Since 1.50 × the underlying return of 35% is more than the maximum gain of 16.74%, UBS will pay you the principal amount plus a return equal to the maximum gain of 16.74%, and the payment at maturity is equal to $1,167.40 per Security.

Example 3 — On the final valuation date, the underlying equity closes 5% below the initial price. Since the underlying return is negative but the 5% decline of the underlying equity is less than the 20% buffer amount, UBS will repay the full principal amount and the payment at maturity is equal to $1,000.00 per Security.

Example 4 — On the final valuation date, the underlying equity closes 35% below the initial price. Since the underlying return is negative and the 35% decline of the underlying equity is more than the 20% buffer amount by 15%, UBS will pay you less than the full principal amount and the payment at maturity per Security is as follows:

$1,000.00 + ($1,000.00 × 1.25 x (-35% + 20%)) = $812.50

Accordingly, if the underlying return is less than -20%, meaning the underlying equity declines by more than 20%, UBS will pay you less than the full principal amount resulting in a loss on your investment that is equal to (i) the downside multiplier multiplied by (ii) the negative underlying return in excess of the buffer amount. You may lose all or a significant portion of your principal amount.

What Are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-47 of the Buffered ROS with Leveraged Downside product supplement and discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid derivative contract with respect to the underlying equity. If your Securities are so treated, you should generally recognize gain or loss upon the sale or maturity of your Securities. Subject to the “constructive ownership” rules, discussed below, any gain or loss recognized upon sale, exchange or settlement of the Securities should be long-term if you hold your Securities for more than one year, in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities, and short-term capital gain or loss otherwise.

Since the Securities are linked to an equity interest in an exchange traded fund, there is a risk that the Securities would be treated as a “constructive ownership transaction” as defined in Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”). A “constructive ownership transaction” includes certain contracts under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as the underlying equity). If an investment in Securities is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a United States holder (as defined under “Supplemental U.S. Tax Consideration” on page PS-47 of the Buffered ROS with Leveraged Downside product supplement) in respect of a Security will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the United States holder (the “Excess Gain”). It is not clear how the “net underlying long-term capital gain” would be computed in respect of a Security. It is possible, for example, that the “net underlying long-term capital gain” could equal the amount of long-term capital gain a United States holder would have recognized if on the issue date of the Security the holder had invested the face amount of the Security in shares of the underlying equity and sold those shares for their fair market value on the date the Security is sold, exchanged or retired. Unless otherwise established by clear and convincing evidence, the “net underlying long-term capital gain” is treated as zero. In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the United States holder in taxable years prior to the taxable year of the sale, exchange or maturity of the Security (assuming such income accrued such that the amount in each successive year is equal to the income in the prior year increased at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the Security).

Accordingly, all or a portion of any gain on the sale or settlement of a Security after one year could be treated as “Excess Gain” from a “constructive ownership transaction,” which gain would be recharacterized as ordinary income, and subject to an interest charge. U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations—Alternative Treatments” on page PS-49 of the product supplement, and that the timing and character of income or loss on your Securities could be materially and adversely affected.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument similar to the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-47 of the Buffered ROS with Leveraged Downside product supplement, unless and until such time as the Treasury Department and the Internal Revenue Service determine that some other treatment is more appropriate.

Medicare Tax on Net Investment Income. Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Under recently enacted legislation, individuals that own “specified foreign financial assets” may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax adviser as to the application of this legislation to your ownership of the Securities.

Non-U.S. Holders. Subject to Section 871(m) and FATCA (as discussed below), if you are not a United States holder, you should generally not be subject to United States withholding tax with respect to payments on your Securities or to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities if you comply with certain certification and identification requirements as to your foreign status (by providing a fully completed and duly executed appropriate Internal Revenue Service (“IRS”) Form W-8). Gain from the sale or exchange of a Security or settlement at maturity generally should not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied.

Section 871(m) of the Code requires withholding (up to 30%, depending on the applicable treaty) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the Securities, may be treated as dividend equivalents. If enacted in their current form, the regulations may impose a withholding tax on payments made on the Securities on or after January 1, 2014 that are treated as dividend equivalents. In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld. Further, Non-U.S. Holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the Securities in order to minimize or avoid U.S. withholding taxes.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest of dividends) and “pass-thru payments” (i.e, certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final Treasury regulations published in the Federal Register on January 28, 2013, the withholding and reporting requirements will generally apply to certain withholdable payments made after December 31, 2013, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain pass-thru payments made after December 31, 2016. This withholding tax would not be imposed on withholdable payments pursuant to obligations that are outstanding on January 1, 2014 (and are not materially modified after December 31, 2013) or to pass-thru payments pursuant to obligations that are outstanding six months after final regulations regarding such payments become effective (and such obligations are not subsequently modified in a material manner). If, however, withholding is required as a result of future guidance, we (and any paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear and the above description is based on regulations and interim guidance. Investors should consult their own advisor about the application of FATCA, in particular if they may be classified as financial institutions under the FATCA rules.

Proposed Legislation

The House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Securities to be marked to market on as annual basis with the all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SECURITIES.

Information about the Underlying Equity

All disclosures contained in this pricing supplement regarding the underlying equity are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity. You should make your own investigation into the underlying equity.

Included on the following pages is a brief description of the fund, which is the issuer of the underlying equity. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for the underlying equity. The information given below is for the four calendar quarters in each of 2009, 2010, 2011, 2012 and the first calendar quarter of 2013. Partial data is provided for the second calendar quarter of 2013. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the underlying equity as an indication of future performance.

The underlying equity is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the fund with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the fund under the Exchange Act or the Investment Company Act of 1940 (the “Investment Company Act”) can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

iShares ® MSCI Emerging Markets Index Fund

We have derived all information contained in this free writing prospectus regarding the iShares® MSCI EAFE Index Fund (“EFA Fund”) from publicly available information. Such information reflects the policies of, and is subject to changes by BlackRock Fund Advisors (“BFA”), the investment advisor of the EFA Fund. UBS has not undertaken an independent review or due diligence of any publicly available information regarding the EFA Fund.

The EFA Fund is one of the separate investment portfolios that constitute iShares Trust. The EFA Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE® Index. The EFA Fund will at all times invest at least 90% of its assets in the securities of the MSCI EAFE® Index and American depositary receipts based on securities of the MSCI EAFE® Index. The EFA Fund also may invest its other assets in securities not in the MSCI EAFE® Index, futures contracts, options on futures contracts, options and swaps related to the MSCI EAFE® Index, as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates.

BFA uses a representative sampling strategy to manage the EFA Fund. Representative sampling is an indexing strategy that involves investing in a representative sample of the securities included in the MSCI EAFE® Index that collectively has an investment profile similar to the MSCI EAFE® Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability and yield), and liquidity measures similar to those of the MSCI EAFE® Index. The EFA Fund may or may not hold all of the securities that are included in the MSCI EAFE® Index.

The MSCI EAFE® Index was developed by Morgan Stanley Capital International Inc. (“MSCI”) and is calculated, maintained and published by MSCI. MSCI is under no obligation to continue to publish, and may discontinue or suspend the publication of the MSCI EAFE® Index at any time. The MSCI EAFE® Index has been developed by MSCI as an equity benchmark for international stock performance.

As of March 31, 2013, ordinary operating expenses of the EFA Fund are expected to accrue at an annual rate of 0.34% of the EFA Fund’s daily net asset value. Expenses of the EFA Fund reduce the net value of the assets held by the EFA Fund and, therefore, reduce the value of the shares of EFA Fund.

As of March 31, 2013, the EFA Fund includes stocks from Europe, Australasia (Australia and Asia) and the Far East, including the following 27 developed markets: Australia, Austria, Belgium, Bermuda, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, Jersey, Luxembourg, Macau, Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, the United Kingdom and the United States. As of March 31, 2013, the EFA Fund’s three largest industries were financials, industrials and consumer staples.

Information filed by iShares Trust with the SEC under the Securities Act of 1933, the Investment Company Act of 1940 and where applicable, the Securities Exchange Act of 1934 can be found by reference to its SEC file number: 333-92935 and 811-09729. The EFA Fund’s website is http://us.ishares.com/product_info/fund/overview/EFA.htm. Shares of the EFA Fund are listed on the NYSE Arca under ticker symbol “EFA.”

Historical Information

The following table sets forth the quarterly high and low closing price for the EFA Fund, based on the daily closing price as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing price of the EFA Fund on June 26, 2013 was $57.97. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2009	3/31/2009	$45.44	$31.69	$37.59
4/1/2009	6/30/2009	$49.04	$38.57	$45.81
7/1/2009	9/30/2009	$55.81	$43.91	$54.70
10/1/2009	12/31/2009	$57.28	$52.66	$55.30
1/4/2010	3/31/2010	$57.96	$50.45	$56.00
4/1/2010	6/30/2010	$58.03	$46.29	$46.51
7/1/2010	9/30/2010	$55.42	$47.09	$54.92
10/1/2010	12/31/2010	$59.46	$54.25	$58.23
1/3/2011	3/31/2011	$61.91	$55.31	$60.09
4/1/2011	6/30/2011	$63.87	$57.10	$60.14
7/1/2011	9/30/2011	$60.80	$46.66	$47.75
10/3/2011	12/30/2011	$55.57	$46.45	$49.53
1/3/2012	3/30/2012	$55.80	$49.15	$54.90
4/2/2012	6/30/2012	$55.51	$46.55	$49.96
7/2/2012	9/28/2012	$55.15	$47.62	$53.00
10/1/2012	12/31/2012	$56.88	$51.96	$56.82
1/2/2013	3/28/2013	$59.89	$56.90	$58.98
4/1/2013*	6/26/2013*	$63.53	$57.03	$57.97

*	As of the date of this pricing supplement, available information for the second calendar quarter of 2013 includes data for the period from April 1, 2013 through June 26, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2013.

The graph below illustrates the performance of the underlying equity from August 22, 2002 through June 26, 2013, based on information from Bloomberg. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We have agreed to sell to UBS Securities LLC and UBS Securities LLC have agreed to purchase, all of the Securities at the issue price indicated on the cover of this pricing supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Securities.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. UBS Securities LLC is not permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Securities immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 3 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 5 and 6 of this pricing supplement.